Exhibit 3.4

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

RANK ONE COMPUTING CORPORATION

The undersigned hereby certifies that:

ONE: The date of filing the original Articles of Incorporation of this company with the Secretary of State of the State of Colorado was September 18, 2018.

TWO: Brendan F. Klare is the duly elected and acting President of Rank One Computing Corporation, a Colorado corporation.

THREE: The Articles of Incorporation of the company are hereby second amended and restated in their entirety to read as follows:

ARTICLE I

The name of this company is RANK ONE COMPUTING CORPORATION (the “Company”).

ARTICLE II

The address of the registered office of this Company in the State of Colorado is 1290 Broadway, Suite 1200, Denver, Colorado, 80203, and the name of the registered agent of this Company in the State of Colorado at such address is Rank One Computing Corporation.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Colorado Business Corporation Act (the “CBCA”).

ARTICLE IV

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock (the “Common Stock”) that the Company is authorized to issue is one hundred million (100,000,000) shares. The total number of shares of Preferred Stock (the “Preferred Stock”) that the Company is authorized to issue is one million (1,000,000) shares. The Common Stock and the Preferred Stock shall have a par value of $0.01 per share. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, without stockholder approval. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other rights, and the qualification, limitations or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the Company’s board of directors (the “Board”).

B. Upon the filing of these Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Colorado (the “Effective Time”), a one (1) for one hundred sixty-seven (167) forward split of the Common Stock shall become effective, pursuant to which each one (1) share of Common Stock outstanding and held of record by each shareholder of the Company immediately prior to the Effective Time shall be reclassified and split into one hundred sixty-seven (167) shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one hundred sixty-seven (167) shares of Common Stock from and after the Effective Time.

C. Each shareholder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such shareholder’s name on the books of the Company, except that in the election of directors, such shareholder shall have the right to vote the number of votes equal to the number of shares of Common Stock such shareholder owns for each director to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

D. At all meetings of shareholders, shares representing a majority of the total number of votes attributable to all shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum; and at any meeting at which a quorum is present the affirmative vote of a majority of the votes cast on the matter represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by applicable law.

E. Any action required or permitted by Articles 101 to 117 of the CBCA to be taken at a meeting of the shareholders of the Company may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

F. Notice to the shareholders of the Company of an annual meeting need not include a description of the purpose or purposes for which the meeting is called unless the Bylaws of the Company so provide.

G. Holders of shares of Common Stock are entitled to ratably receive dividends when and if declared by the Board out of funds legally available for that purpose, subject to the provisions of these Second Amended and Restated Articles of Incorporation, the Bylaws of the Company, any statutory or contractual restrictions on the payment of dividends, and any prior rights and preferences that may be applicable to any outstanding Preferred Stock.

H. Upon liquidation, dissolution, distribution of assets or other winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the holders after payment of liabilities and the liquidation preference of any of the Company’s outstanding shares of Preferred Stock.

ARTICLE V

Except as otherwise agreed in writing by the Company, no shareholder of the Company shall have any preemptive or similar right to acquire or subscribe for any additional unissued shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

ARTICLE VI

To the fullest extent permitted by the CBCA, as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages. If the CBCA is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the CBCA as so amended. Any repeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE VII

The Company shall indemnify officers, directors and employees to the fullest extent provided under applicable law and the Bylaws of the Company.

ARTICLE VIII

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its shareholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws of the Company, subject to any restrictions which may be set forth in these Second Amended and Restated Articles of Incorporation.

B. The Board is expressly empowered to adopt, amend, or repeal the Bylaws of the Company. The shareholders shall also have the power to adopt, amend, or repeal the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

* * * *

FOUR: These Second Amended and Restated Articles of Incorporation have been duly approved by the Board.

FIVE: These Second Amended and Restated Articles of Incorporation were approved by the holders of the requisite number of shares of the Company in accordance with the CBCA.

In Witness Whereof, Rank One Computing Corporation has caused these Second Amended and Restated Articles of Incorporation to be signed by its President on January 8, 2026.

Rank One Computing Corporation

By:	/s/ Brendan F. Klare
Name:	Brendan F. Klare
Title:	President

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